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                                                                    EXHIBIT 99.3

Contact:   Joel Katz, CFO
           404-467-3011
           jkatz@harbinger.com

For Immediate Release...


                         HARBINGER CORPORATION ANNOUNCES
               RECORD THIRD QUARTER REVENUES AND OPERATING INCOME

         Atlanta, GA - October 23, 1997 - Harbinger Corporation (NASDAQ:HRBC) is pleased to announce record revenues and operating income for the quarter ended September 30, 1997. Unless otherwise noted, all comparisons with prior periods reflect the effect of the retroactive restatement resulting from a pooling-of-interests transaction with SupplyTech Inc., and affiliates ("STI") which was completed on January 3, 1997. Revenues for the third quarter increased 37% to $21.5 million compared to pooled revenues of $15.7 million for the same period last year. The net loss applicable to common shareholders for the third quarter was $9.7 million or ($0.47) per share compared to the pooled net loss applicable to common shareholders of $1.2 million or ($0.07) per share in the same period in 1996. Operating income for the third quarter (excluding charges for in-process product development and acquisitions) increased to $4.9 million compared to pooled operating income of $849,000 a year ago. Net income from the Company's core business (excluding the aforementioned charges, and the equity in loss of Harbinger NET Services, LLC ("HNS") in 1996, net of related income taxes) was $3.3 million or $0.15 per share as compared to pooled income of $498,000 or $0.03 per share in the prior year.
         Compared to Harbinger Corporation's third quarter 1996 performance as originally reported, revenue increased 93% from $11.2 million to $21.5 million and operating income (excluding charges for in-process product development and acquisitions) increased 171% from $1.8 million to $4.9 million. Net income for the period from core operations (excluding the aforementioned charges, and the equity in loss of HNS in 1996, net of related income taxes) as compared to amounts originally reported increased 197% to $3.3 million or $0.15 per share from $1.1 million or $0.06 per share one year earlier.
         Operating margins, excluding charges for in-process product development and acquisitions, increased from 5.4% on a pooled basis and 16.1% as originally reported in the third quarter of 1996 to 22.6% in the third quarter of 1997 primarily reflecting both increased operating leverage on higher revenues and operating synergies realized from the STI merger. Active revenue generating customers, representing customers to whom Harbinger provides products and services on an ongoing basis, also reached a new record, increasing 74% over the last 12 months to more than 46,000 at the end of the third quarter. This increase includes approximately 9,000 additional customers as the result of the STI merger.
         "We are pleased to announce another record quarter. "Not only did most of our business units have a strong quarter, but Harbinger successfully raised $60 million in a secondary offering and acquired ACQUION, Inc., a leading supplier of Electronic Procurement Catalogs to major corporations," said C. Tycho Howle, Chairman. Added Harbinger CEO David Leach, "While our revenue was impacted somewhat by currency fluctuations and

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softness in some European markets, we are pleased we were able to meet our earnings targets. Our SupplyTech and Enterprise Solutions Divisions, in particular had strong growth rates over the prior years."

About Harbinger

         Harbinger Corporation is a world-leading, single-source provider of Electronic Commerce and EDI solutions servicing over 46,000 software and network customers. The company is dedicated to providing comprehensive and scalable EC/EDI software and Value-Added Network services from desktops to mainframes, and additionally meeting emerging market needs for Internet- and Web-based commerce solutions. In addition to millions of EDI transactions, over $1.5 billion in Automated Clearing House (ACH) transfers flow through the Harbinger Network each month. Harbinger is headquartered in Atlanta, Georgia and provides worldwide support to customers with over 750 experienced employees in multiple U.S. and overseas operations facilities. For information on Harbinger's full line of products and services, please visit the World Wide Web at www.Harbinger.com.

         This press release contains statements which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. 15 U.S.C.A. Sections 77Z-2 and 18U-5 (Supp.
1996). Those statements include statements regarding the intent, belief or current expectations of Harbinger Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to the Company's Current Report on Form 8-K dated and filed July 16, 1997. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Harbinger and the Harbinger logo are registered trademarks of Harbinger
Corporation. All other company and product names referenced herein are registered trademarks or trademarks of their respective owners.